RESOLUTION

At a meeting of the Board of Directors of APO Health, Inc., held at the offices of the Company on the date set forth below, duly convened without notice, and which a quorum was duly present and voting, the following action was taken:

The Chairman stated that the purpose of the meeting was to consider and discuss:

The substitution of Linder & Linder CPAS in place and stead of Malone & Bailey, CPAS.

The Chairman advised the Board that the Company was very satisfied with Malone & Bailey and the services which they have provided to date, and that there were presently no additional services for which said firm had been retained.  He further advised the Board that there were no unresolved issues or disputes between the Company and these accountants and that all fees and expenses to the said firm had been fully paid and discharged.

The Chairman further advised the Board that the firm wished to substitute Linder & Linder CPAS in place of Malone & Bailey since the firm of Linder & Linder is a local firm whose proximity to the Company and availability would be of great benefit to the Company.  The Chairman explained that the firm of Linder & Linder had previously been retained as accountants and auditors for Xetal, Inc., the Company’s former parent company and that during this period of time, he had developed great confidence in the ability of Linder & Linder to provide accounting and auditing services.

Following discussion by and among the Directors, the following resolution was duly made, seconded and unanimously approved:

RESOLVED, that the services of Malone & Bailey CPAS shall not be renewed, and it is further,

RESOLVED, that the President of the Company be and he hereby is authorized to enter into a contract with Linder & Linder CPAS, employing said accounting firm to act as Auditors and Accountants for the Company to provide accounting services for the year end audit for the period ending September 30, 2001.

RESOLVED, that the President, or any other officer of the Company take such steps and perform such acts as may be necessary in order to effectuate the foregoing.

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Dated:

  Oceanside, New York

  October 2, 2001

The undersigned, each being a Director of the Corporation, waive the notice required by its By-Laws and the laws of the State of New York, of the time, place and purpose of the Special Meeting of the Board of Directors.

/s/:  Dr. Jan Stahl

/s/:  H. Peter Steil

/s/:  Kenneth Leventhal